Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

SGI REPORTS FISCAL 2007 SECOND QUARTER RESULTS

Results Reflect Sequential Improvement

SUNNYVALE, Calif. (February 6, 2007)—SGI (NASDAQ: SGIC) today announced financial results for the second quarter of its fiscal 2007 ended December 29, 2006. On a GAAP basis, revenue for the quarter was $108 million, and operating loss was $41 million. GAAP gross margin was 17.1% and operating expenses were $59 million. As previously noted and more fully described below, GAAP financial results for the quarter are significantly impacted by non-cash adjustments dictated by fresh start accounting associated with the Company’s emergence from chapter 11 bankruptcy protection in October 2006, as well as other accounting changes. Non-GAAP and proforma measures are used in this press release because management believes that a non-GAAP presentation of certain financial results is useful to investors to facilitate period to period comparisons of SGI’s performance. Credit line covenants for SGI are also measured against certain non-GAAP numbers, and the Company’s management reporting and incentive plans are measured against these numbers.

Proforma revenue was $134 million in the second quarter of fiscal 2007, compared with $127 million in the first quarter of fiscal 2007. Proforma revenue excludes the impact of fresh start accounting and a change in accounting for certain of our transactions where software is more than incidental to the overall solution. Proforma gross margin for the second quarter adjusted for similar items was 38.1% compared with 38.7% in the prior quarter. Excluding restructuring, bankruptcy-related expenses, stock-based compensation expense and amortization of intangibles, proforma operating expenses were $54 million in the second quarter compared with $58 million in the prior quarter, reflecting the impact of the company’s cost reduction initiatives. Adjusted EBITDA for the quarter, as defined in the company’s debt agreements, was $4.2 million, compared with ($2.6) million for the first quarter of fiscal 2007.

1140 E. Arques Ave. Sunnyvale, CA 94085 Telephone 650.960.1980 sgi.com MEDIA CONTACT Lisa Pistacchio pistacchio@sgi.com 650.933.5683 SGI PR HOTLINE 650.933.7777 SGI PR FACSIMILE 650.933.0714

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SGI Reports Fiscal 2007 Second Quarter Results/2

As of December 29, 2006 SGI had backlog of $139 million, compared with backlog of $113 million on September 29, 2006, attributable to improved bookings in server and storage products. Backlog is comprised of product and professional services expected to be delivered within the next nine months, which have not yet been reflected in revenue. Backlog does not include customer support maintenance contracts.

SGI ended the second quarter with $75 million in total unrestricted cash, compared with $83 million at the end of the first quarter of fiscal 2007. The Company utilized approximately $38 million in cash during the quarter in settlement of bankruptcy related obligations. Excluding these items SGI generated cash from operations during the quarter. Availability under the company’s revolving line of credit is $30 million and no borrowings were outstanding on the revolver at the end of the quarter.

“We are pleased with our Q2 results considering we exited Chapter 11 on October 18th, 2006. The sequential improvements on an adjusted basis in bookings, revenue, lower operating expense, EBITDA and also maintaining stable gross margins is indicative of a new business model underway at SGI,” said Dennis McKenna, SGI CEO.

“We expect to show continued improvement in the second half of the fiscal year as compared to the first half using our adjusted numbers for both periods as comparisons, and we will invest to fund fulfillment of our increased backlog and upcoming new product rollouts during the second half of our fiscal year,” said Kathy Lanterman, SGI CFO.

As a policy, the Company does not provide specific forward-looking guidance.

“Our performance reflects the hard work and determination of our employees, who have helped us to move SGI in a new and exciting direction,” added McKenna. “We know that we must continue to strengthen our business and improve our processes, but we are ready to meet these challenges and to expand our leadership role in advancing high-performance computing into a broader market opportunity.”

A detailed reconciliation of GAAP to non GAAP numbers follows as an attachment. This reconciliation is also available at www.sgi.com/company_info/investors. For more details on the Company’s Fresh Start accounting and the impact of the implementation of Statement of Accounting Position 97-2, “Software Revenue Recognition” (SOP 97-2), please see below.

Fresh Start Accounting Adjustments

The fresh start accounting adjustments that had the most significant impact on the financial statements in Q2 and will continue to impact SGI’s financial results going forward are as follows:

1.	Deferred Revenue Revaluation – Fresh Start accounting requires that liabilities be restated to actual cost which will be incurred to service the liability in the future, plus a reasonable margin. Deferred Revenue is a liability that in the normal course of business would be expected to convert to revenue in the future. There were two primary components of deferred revenue that were significantly impacted by fresh start accounting:

a.	Customer Support (CS) Deferred revenue – SGI enters into maintenance contracts with customers for periods ranging from one month to seven years. The costs to service these contracts include direct labor costs, corporate overhead and infrastructure cost. The fresh start valuation

SGI Reports Fiscal 2007 Second Quarter Results/3

resulted in a reduction of $34 million to our September 29, 2006 CS Deferred revenue balance. As a result of this reduction, in future periods we will recognize $34 million less revenue. Approximately 81% of the impact will flow through the P&L in the first year. This reduction does not impact the service to be provided to our customers or the cash collected by the company related to these contracts and does not impact our service maintenance business on a go-forward basis. Approximately $12 million of the non-GAAP reconciliation of revenue in the second quarter was driven by the reduction to CS Deferred Revenue.

b.	Product and Professional Services Revenue – SGI records deferred revenue under sales arrangements when various milestones under the contracts are met. The impairment to Deferred Revenue recorded for this category was approximately $7 million, with the future period impact happening over the next four years.

2.	Inventory valuation – SGI has raw materials, work-in-progress, finished goods, delivered systems, and demonstration inventory. Fresh Start accounting requires that assets be restated to fair value. A write-up was required to record these inventories at fair value. The valuation adjustment increased net inventory balances by $28 million as of September 29, 2006. The result of the valuation adjustment on SGI’s P&L is that costs will increase by the magnitude of the valuation adjustment, as the revalued inventory is sold and converts to cost of goods sold. This resulted in a $13 million increase to Cost of Goods Sold in the second quarter. We expect the impact on the third quarter of fiscal 2007 to be $6 million, with the remaining amount to be recorded through the first quarter of fiscal 2008.

3.	Property, Plant & Equipment (PP&E) – The value of SGI’s Property, Plant & Equipment was restated to estimated fair value as a result of fresh start accounting, resulting in a $15 million increase in the September 29, 2006 Net Book Value of PP&E. The impact of this adjustment on Q2 FY07 results was $0.3m. The total FY07 impact is expected to be $1.0 million, and the impact on the subsequent five years is approximately $2.0 million per year.

4.	Intangibles – As a result of fresh start accounting, new intangibles were established. The total value of the newly created intangibles itemized below is $87 million. SGI must amortize the value of these intangibles into the results of operation for each period starting in the second quarter of fiscal year 2007. The amortization period varies from immediately (for In-Process R&D), to as long as seventeen years (for Trademark/Tradename). Future amortization from each of the items listed below is expected to be recorded as follows:

a.	$0.5 million In Process R&D – R&D expense in Q2 FY07

b.	$28 million Developed Process Technology – COGS over 6 years

c.	$3 million Customer Backlog – COGS $1m in Q2 FY07, $1m for remainder of FY07, and balance over next five years

d.	$2 million Technology Licensing – COGS over 5 years

e.	$6 million Trademark/Tradename – Sales Opex over 17 years

f.	$48 million Customer Relationships – Sales Opex over 6 years

In accordance with our borrowing facility, all amounts noted above will be excluded from the calculation of adjusted EBITDA, the basis for our EBITDA covenants.

SGI Reports Fiscal 2007 Second Quarter Results/4

SOP 97-2 Adjustments

As described more fully in our filings with the Securities and Exchange Commission, we concluded that effective as of fiscal 2006 certain multiple-element sales transactions, where software was more than incidental to the overall solution, should be recorded under Statement of Position (“SOP”) 97-2, Software Revenue Recognition. Under the previously applicable accounting we would have recorded Product and Professional Services revenue when the last deliverable for those items was completed, and amortized the associated customer support to revenue over the length of the service contract life. Under SOP 97-2, for those transactions where SGI is not able to establish fair value for the customer support contract, we amortize the full value of all elements of the arrangement ratably over the length of the service contract, which is typically one to three years.

The financial projections that were prepared and filed as part of our Plan of Reorganization did not take this revenue accounting change into account. Since we consider the magnitude of this change in accounting to be significant in terms of both measuring the company’s performance relative to published financial projections, as well as for comparing current period results to prior period results, we capture and report the impact of these accounting adjustments as part of our non-GAAP reconciliation of results.

The impact of this change is most dramatic at inception, as over time there will be revenue rolling forward from the amortization of previously deferred amounts to partially or fully offset any current period deferrals. $37 million of Deferred Revenue and $17 million of Deferred COGS related to SOP 97-2 that had previously been deferred was reduced to zero as of September 29, 2006 through the Fresh Start adjustments. Therefore, for the second quarter of fiscal 2007 there was no such offset, and the impact on our second quarter results due to SOP 97-2 was a reduction of revenue of approximately $11 million, and a corresponding reduction in cost of goods sold of approximately $6 million. We expect this impact to continue at least through the remainder of FY07, although we cannot predict the specific magnitude on any one period.

In accordance with our borrowing facility, all adjustments resulting from the application of SOP 97-2 are excluded from the calculation of adjusted EBITDA.

Conference Call

SGI will conduct a conference call today at 2 p.m. PT to provide additional details. The webcast is available at http://www.sgi.com/company_info/investors/events.html. The dial-in number is (800) 967-7141 or (719) 457-2630 for participants outside of North America. An audio replay of this call will be available after 5 p.m. PT today at (888) 203-1112 (passcode: 9714362) or (719) 457-0820 (passcode: 9714362) and will be available for seven days. All links to the archived Webcast and audio replay are available through SGI’s Web site at www.sgi.com/company_info/investors/.

SGI - Innovation for Results™

SGI (NASDAQ: SGIC) is a leader in high-performance computing. SGI delivers a complete range of high-performance server and storage solutions along with industry-leading professional services and support that enable its customers to overcome the

SGI Reports Fiscal 2007 Second Quarter Results/5

challenges of complex data-intensive workflows and accelerate breakthrough discoveries, innovation and information transformation. SGI solutions help customers solve their computing challenges whether it’s enhancing the quality of life through drug research, designing and manufacturing safer and more efficient cars and airplanes, studying global climate, providing technologies for homeland security and defense, or helping enterprises manage large data. With offices worldwide, the company is headquartered in Sunnyvale, Calif., and can be found on the Web at www.sgi.com.

© 2007 SGI. All rights reserved. SGI, the SGI cube and the SGI logo are registered trademarks of SGI in the United States and/or other countries worldwide. All other trademarks mentioned herein are the property of their respective owners.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in SGI’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. SGI disclaims any intent or obligation to update these forward-looking statements.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Successor Company	Predecessor Company
	Three Months Ended Dec. 29, 2006	Three Months Ended		Six Months Ended Dec. 30, 2005
		Dec. 30, 2005	Sept. 29 2006
	(unaudited)	(unaudited)		(unaudited)
Product and other revenue (1)	$58,680	$62,078	$45,229	$135,866
Product revenue from related party (2)	5,002	4,839	15,377	21,665
Service revenue (1)	44,041	69,879	61,199	140,004

Total revenue	107,723	136,796	121,805	297,535
Costs and expenses:
Cost of product and other revenue (3)	59,918	43,517	42,710	106,067
Cost of service revenue	29,387	37,435	32,265	75,607
Research and development	14,984	21,254	16,007	44,619
Selling, general and administrative (4)	41,606	57,627	42,359	117,492
Other operating expense, net (5)	2,885	10,114	3,926	17,299

Total costs and expenses	148,780	169,947	137,267	361,084

Operating loss	(41,057)	(33,151)	(15,462)	(63,549)

Interest expense	(3,158)	(4,209)	(7,688)	(7,503)
Interest and other income (expense), net (6)	1,199	1,983	11,391	(27)

Loss before reorganization items and income taxes	(43,016)	(35,377)	(11,759)	(71,079)

Reorganization items	—		340,397	—

(Loss) income before income taxes	(43,016)	(35,377)	328,638	(71,079)

Income tax provision	678	287	2,382	784

Net (loss) income	$(43,694)	$(35,664)	$326,256	$(71,863)

Net (loss) income per common share:
Basic	$(3.93)	$(0.13)	$1.20	$(0.27)

Diluted	$(3.93)	$(0.13)	$0.77	$(0.27)

Weighted-average shares used to compute net (loss) income per share:
Basic	11,125	268,383	271,563	267,710

Diluted	11,125	268,383	423,875	267,710

(1)	For the three-month period ended December 29, 2006, product and other revenue and service revenue was negatively impacted by $3 million and $13 million, respectively, resulting from the fresh-start valuation of deferred revenue.
(2)	Represents product sales to SGI Japan, a related party for which we own a 10% interest at December 29, 2006 and owned a 24% interest at December 30, 2005.
(3)	Cost of product and other revenue includes non-cash costs of $13 million for the amortization of fresh-start inventory valuation adjustments and $2 million associated with the amortization of intangibles.
(4)	Selling general and administrative expense includes non-cash costs of $2 million associated with the amortization of intangibles.
(5)	Represents charges for estimated restructuring costs, related accretion expense, and asset impairments in each of the three-month periods ended December 29, 2006, September 29, 2006 and December 30, 2005 and in the six-month period ended December 30, 2005. The three-month period ended December 29, 2006 also includes $2 million in bankruptcy-related items incurred post-emergence.
(6)	The three-month period ended September 29, 2006 includes a pre-tax gain of approximately $10 million on the sale of a portion of our investment in SGI Japan.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Successor Company	Predecessor Company
	December 29, 2006 (1)	June 30, 2006 (2)
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$75,094	$54,673
Short-term marketable investments	210	203
Short-term restricted investments	33,102	32,539
Accounts receivable, net	67,876	58,417
Inventories	92,947	49,997
Prepaid expenses and other current assets	48,391	65,180

Total current assets	317,620	261,009

Restricted investments	294	15,959

Net property and equipment	45,105	27,873

Goodwill	4,327	4,515
Other intangibles	82,124	—
Other assets	55,873	70,702

	$505,343	$380,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$28,995	$8,951
Accrued compensation	31,804	29,224
Income taxes payable	1,972	1,596
Other current liabilities	55,076	46,548
Customer obligations	51,869	2,844
Current portion of long-term debt	571	103,124
Current portion of deferred revenue	74,376	124,379

Total current liabilities	244,663	316,666
Long-term debt	85,000	397
Long-term deferred revenue	7,537	45,538
Other liabilities	25,825	27,681

Total liabilities not subject to compromise	363,025	390,282

Liabilities subject to compromise	—	320,230

Total liabilities	363,025	710,512

Total stockholders’ equity (deficit)	142,318	(330,454)

	$505,343	$380,058

(1)	The condensed consolidated balance sheet at December 29, 2006 include the effects of the Plan of reorganization.
The balances will not be comparable to historical periods. For a full understanding of the Fresh Start accounting effect on the Company’s financials please refer to the full Form 10Q for the first quarter of fiscal 2007.
(2)	The condensed consolidated balance sheet at June 30, 2006 has been derived from the audited consolidated financial statements at that date.

SILICON GRAPHICS, INC.

Proforma Income Statement

	Predecessor Company			Successor Company
(Dollars in millions)	GAAP 1Q07	Other Adjust	Pro Forma 1Q07	GAAP 2Q07	Other Adjust	Pro Forma 2Q07
Bookings	$64.8	$—	$64.8	$112.1	$—	$112.1

Product and Other Revenue	60.6		60.6	63.7		63.7
Prod Rev: Adj for change in accounting to 97-2		3.3	3.3		8.8	8.8
Fresh Start Valuation Adjustment			—		3.4	3.4
Service Revenue	61.2		61.2	44.0		44.0
Serv Rev: Adj for change in accounting to 97-2		1.8	1.8		1.7	1.7
Fresh Start Valuation Adjustment			—		12.5	12.5

Total Revenue	121.8	5.2	127.0	107.7	26.4	134.1
Cost of Product and Other Revenue	42.7		42.7	59.9		59.9
Prod Cost: Adj for change in accounting to 97-2		2.1	2.1		5.3	5.3
Fresh Start - Valuation Adjustment			—		1.6	1.6
Fresh Start - Amortization of Intangibles			—		(2.0)	(2.0)
Fresh Start - Inventory Valuation Amortization			—		(12.6)	(12.6)
Fresh Start - PP&E Depreciation Adjustment			—		0.1	0.1
Cost of Service Revenue	32.3		32.3	29.4		29.39
Service Cost: Adj for change in accounting to 97-2		0.7	0.7		1.0	0.97
Service Cost: Adj for Fresh Start Accounting					0.3	0.33
Stock-based compensation		0.0	0.0		(0.0)	(0.0)
Total Cost of Revenue	75.0	2.8	77.8	89.3	(6.3)	83.0
Gross Profit	46.8	2.4	49.2	18.4	32.7	51.1

Gross Margin	38.4%	45.8%	38.7%	17.1%	123.7%	38.1%

R&D	16.0	—	16.0	15.0	—	15.0
Fresh Start: In-Process R&D write-off			—		(0.5)	(0.5)
Fresh Start: PP&E Depreciation Adjustment		—	—	—	0.2	0.2
Stock-based compensation		—	—		(0.1)	(0.1)

	16.0	—	16.0	15.0	(0.3)	14.6

Selling, General and Administrative	42.4	—	42.4	41.6	—	41.6
Fresh Start Valuation Adjustment			—		(2.1)	(2.1)
Fresh Start: PP&E Depreciation			—		(0.6)	(0.6)
Reorganization
Stock-based compensation		(0.1)	(0.1)		(0.1)	(0.1)

Total SG&A Expense	42.4	(0.1)	42.2	41.6	(2.7)	38.9
Total Operating Expense before Restructuring	58.4	(0.1)	58.2	56.6	(3.1)	53.5

Operating Income (Loss) before Restructuring	(11.6)		(9.1)	(38.2)		(2.4)

Restructuring	3.9	(3.9)	—	1.2	(1.2)	—
Bankruptcy related expenses			—	1.7	(1.7)	—

Total Operating Expense	62.3	(4.1)	58.4	59.5	(6.0)	53.5

Operating Income (Loss)	(15.5)	6.3	(9.2)	(41.1)	38.7	(2.4)

Interest Expense & Interest Income	(7.1)		(7.1)	(2.2)	—	(2.2)
Cost of DIP Financing		3.7	3.7			—
Other Income (Expense), Net	10.8		10.8	0.3		0.3
Pre-tax gain - Sale of portion of equity investment		(9.8)	(9.8)			—
Reorganization Items	340.4	(340.4)	—			—

Income (Loss) Before Income Taxes	328.6	(340.1)	(11.5)	(43.0)	38.7	(4.3)

Provision for (Benefit From) Income Taxes	2.4		2.4	0.7	—	0.7
Tax on sale of equity investment noted above		(1.9)	(1.9)			—

Net Loss	$326.2	$(338.2)	$(12.0)	$(43.7)	$38.7	(5.0)

Depreciation for EBITDA	$6.5	$6.4	$6.5	$23.4	$(16.9)	$6.6

Adjusted EBITDA	$(9.0)		$(2.6)	$(17.6)	$21.8	$4.2